April 1997



                        BROCKER INVESTMENTS (NZ) LIMITED
                          SALARIED EMPLOYMENT CONTRACT


NAME:               MIKE RIDGWAY

POSITION:           CHIEF EXECUTIVE OFFICER

RESPONSIBLE TO:     BOARD OF DIRECTORS

LOCATED AT:         HEAD OFFICE, AUCKLAND

                        BROCKER INVESTMENTS (NZ) LIMITED
                          SALARIED EMPLOYMENT CONTRACT


BETWEEN:            BROCKER INVESTMENTS (NZ) LIMITED


AND                 MIKE RIDGWAY

COMMENCEMENT
OF EMPLOYMENT:      1 APRIL 1997


The terms and conditions contained herein supersede and replace any terms and conditions of employment that may have applied prior to the coming into force of this contract.


1.   DUTIES/RESPONSIBILITIES

A copy of your job description as attached outlines your duties and responsibilities of your position. Because of the changing nature of the business, other duties will be included as agreed between the parties from time to time. It is expected that those duties will be performed in accordance with the instructions of the Company and that you will devote all of your normal working hours and best endeavour to performing these duties outlined in a manner which will promote the interest of the company.


2.   HOURS OF WORK

(a) Your hours of work are a minimum of 40 per week to be worked on 5 days of the week Monday to Friday inclusive, between the hours of 8 am to 5.30 pm. Your hours of work and any conditions relating to them may be varied by mutual agreement.

(b) The Company may require you to work more than 40 hours per week to fulfil the responsibilities of your position. Payment for such time worked in excess of the weekly hours have been included in your salary package.

     You may be required to work on Saturday or Sunday as required from time to time by the Company.

(c) Rest periods and meal breaks may be taken at your discretion, of up to 1 hour per day.

3.   REMUNERATION

(a)  Total package is $195,000 gross per annum.

     (i)  Your base salary is $162,600 gross per annum, reviewed annually.

     (ii) Motor Vehicle Allowance - You shall receive an annual Motor Vehicle Allowance to the value of $32,400 gross per annum, with company fuelcard provided.

(b) Expenses - Expenses incurred by yourself while performing our business shall be reimbursed according to the Company Expenses Policy.

(c)  Medical   Insurance   -  You  are   invited  to  take   advantage   of  the
     Brocker/Southern Cross Group Scheme.


4.   PAYMENT OF REMUNERATION

(a) Your base salary shall be deposited into the bank account of your choice by direct credit on the 15th of each month or the first working day after the 15th. Such payment being made in advance up to and inclusive of the end of the month.

(b) The vehicle allowance shall be deposited monthly on the 15th of each month, included with your salary payment, and paid by direct credit as above.

(c) No deduction shall be made from your salary without your consent, except for time lost through sickness or default or accident to yourself, unless required by law.

(d) The Company will provide you with a statement of your earnings and deductions for a pay period at your request or where there is any change to your salary payments.


5.   STATUTORY HOLIDAYS

(a) Public holidays shall be granted and observed in accordance with the provisions of the Holidays Act 1981.

(b) Any time worked on a statutory holiday that has been authorised by your manager shall be taken in lieu on a day that is mutually agreed upon and credited to your annual holiday accumulation.


6.   ANNUAL HOLIDAYS

(a) Annual holidays are provided in accordance with the provisions of the Holidays Act 1981 and its amendments.

(b) From the date of commencement, you shall be entitled to an annual holiday of 4 weeks. Where your employment is terminated at the end of a period of employment which is less than one year, the Company shall pay you an amount equal to 6% of your gross taxable earnings, minus any holiday pay you have already received. Requests for annual leave must be submitted for approval at least 30 days in advance.

(c) Service Holiday - Where you have completed 5 years current continuous service you shall become entitled to an annual holiday of 5 weeks instead of the 4 weeks provided for in (b) above.


7.   SICK LEAVE AND DOMESTIC LEAVE

(a) From the date of commencement you shall be entitled to sick pay of 7 days for the following 12 month period and for each subsequent year of service thereafter.

     Sick pay shall be accumulative to up to 21 days.

(b) The company may, at its discretion, require you to provide a medical certificate for any sick leave or domestic leave absence. You shall be required to provide a medical certificate where you are absent for more than 2 days for sick leave or domestic leave absence.

(c) You shall ensure notice is given to us that you are sick or taking domestic leave, not later than one hour prior to your normal commencing time and you shall notify us as soon as possible when a return to work is likely.

(d)  The  Company   shall  also  have  the  right  to  require  you  to  produce additionally, a medical certificate at our expense, from a doctor nominated by ourselves.

(e) Domestic Leave - Where you have any unused sick leave entitlement, leave of up to 7 days per year shall be granted where you find it essential to stay at home in an emergency in the event of illness of a dependant child or spouse's illness or dependant parent or maternity confinement. Such leave shall be treated as though it was due to your own sickness and this shall be set off against your own sick leave entitlement.

(f) Sick leave and domestic leave will not be paid on a day on which a holiday is being observed.

(g) Your manager may at their discretion grant additional sick leave or domestic leave with/without pay where special circumstances exist.

8.   BEREAVEMENT LEAVE

(a) In the event of the death of any of your immediate family, ie your spouse or defacto partner, child, stepchild, parent, brother, sister, mother-in-law, father-in-law, brother-in-law, sister-in-law, grandparent, or grandchild, the Company shall allow paid leave up to a maximum period of 3 days on each occasion. The Company may, at our discretion, ask you for confirmation of the bereavement.

(b) The company may at its discretion, grant additional leave without pay where the Company consider special circumstances exist.


9.   SPECIAL HOLIDAYS CLAUSE

Note that the entitlements in Clauses 7 and 8 are inclusive of and not in addition to the entitlements for Special Leave provided in Section 30 (A) of the Holidays Act 1981 and amendments.


10.  CONTINUATION OF SERVICE CLAUSE

Your service with Sealcorp Computer Products Ltd will be recognised and all service related entitlements will be carried over to your employment with Brocker Investments NZ Ltd. For these purposes, the company records your start date as October 1987.


11.  UNPAID LEAVE

Where you need to be away from work for personal reasons the company may grant limited time off work without pay. Such leave must be authorised by the company in advance. Please make a request for such leave as far ahead of the intended date as possible and talk to your manager regarding the circumstances for the leave. Such approved leave must be recorded on an official leave application form.


12.  PARENTAL LEAVE

Parental Leave shall be granted in accordance with the provisions of the Parental Leave and Employment Protection Act 1987 and its amendments.


13.  JURY SERVICE

(a) Where you are obliged to undertake jury service, the difference between the fees (excluding reimbursing payments) paid by the Court and your salary shall be made up by ourselves provided:

     (i)  That you produce the Court expenses voucher to us.

     (ii) That you return to work immediately on any day that you are not actually serving on a jury.

(b) These payments shall be made for up to a maximum of 5 days in respect of each separate period of jury service.

(c) You must advise us on the first normal work day after notification of jury service is received.


14.  TUITION LEAVE

(a) Where, with the Company's prior written approval, you attend any job-related course during working hours, you shall be allowed paid time off. Where you pass all the necessary requirements and complete the course, the company may reimburse you for half the cost of tuition and examination fees.

(b) Where you initiate and take tuition leave at your own request and where you terminate your own employment within 12 months of having the tuition fees or examination fees paid on your behalf, you shall reimburse the Company for fees outlaid on a pro rata basis.


15.  TERMINATION OF EMPLOYMENT

(a) Notification - Employment may be terminated with 1 months notice by either party or where the employment is terminated by either party without notice 1 months pay shall be paid or forfeited in lieu of notice. This provision shall not prevent us from summarily terminating the employment in the case of serious misconduct and/or serious breach of contract.

(b)  Deductions -

     (i) Where company issued gear or property is lost, or in our opinion wilfully damaged it will be treated as a default by yourself and the Company shall have the right to recover from you the cost of repairing or replacing any such items.

     (ii) Where employment is terminated by either party and the effective last day of duty is prior to the normal pay period end date, the Company shall be entitled to deduct or recover such salary paid in advance.

(c)  Redundancy -

     (i) In the event that your position becomes surplus to the needs of the Company, you shall be given notice of termination in accordance with the provisions of subclause 14(a).

     (ii) Redundancy compensation shall be calculated on the basis of four weeks pay for the first year of service with the Company and two weeks pay for each subsequent year of service. For the purposes of this clause, a week's pay shall be 1/52 of your annual salary.

     (iii) No redundancy compensation shall be payable in any situation where the termination of your employment arises as a result of the sale or transfer of the whole or part of the Company's business if the person acquiring the business or part being sold or transferred has offered you employment in the business or part being sold or transferred and the conditions of employment offered to you by the person acquiring the business or the part of the business being sold or transferred are similar to, or more favourable than, those provided for by this contract, or are otherwise acceptable to you.


16.  RESTRAINT OF TRADE

(a) In order to protect the employer's proprietary interests, for three months after the termination of this contract you shall not engage to work for or on behalf of an organisation in direct competition with this Company, nor establish your own business in competition with this Company. Nor shall you solicit in competition with the Company the custom of any person who has at any time during the period of your employment by the Company been a customer of the Company or who will become a customer of the Company as a result of any tender, negotiations, arrangements or proceedings made or taking place at the date of such termination.

(b) Consideration for this restraint is included in the remuneration package provided in clause 3 of this contract.

(c) It is acknowledged that in view of your position with the Company and your direct association with the customers of the Company during your employment, the restraint provided for in subclause (a) is fair and reasonable and does not inhibit your ability to earn a reasonable living.


17.  PERSONAL GRIEVANCE/DISPUTES

The Company consider it desirable that any dispute over the interpretation application or operation of this contract or any grievance of any employee be resolved as quickly as possible at the place of work between ourselves.

Personal grievances and disputes shall be as defined under the Employment Contracts Act 1991. Personal Grievance procedures shall be in accordance with the First Schedule of the Employment Contracts Act 1991. Disputes procedures shall be in accordance with the Second Schedule of the Employment Contracts Act 1991.


18.  VARIATIONS

Any of the terms and conditions contained in this contract may be varied by mutual agreement.


19.  OTHER PROVISIONS

(a) I agree to abide by all Company Policies as may from time to time be in operation.

(b) I agree to work a reasonable number of hours in excess of my weekly hours as may be required by the Company.

(c) I agree, in the event of termination of my employment to the deduction from my final pay for any unreturned company property, or other debt owing to the company, whatsoever it may be.

(d) I agree, during the period of my employment or at any time thereafter, not to disclose to any unauthorised person or company, or otherwise make use of, any confidential or secret information related to or obtained as a result of my employment with the Company including, without limiting the generality of processes, customer lists, formulae, designs, new products, finances or relating to know-how, inventions, improvements or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company.


20.  DECLARATION

I (full name) ___________________ declare that I have read and understand the conditions of employment detailed above and accept them fully. I further declare that I have read (or had explained to me to my satisfaction) the House Rules and accept them.


Signed:                                             Date:
          -------------------------------------           ----------------------
               MIKE RIDGWAY


Signed:                                             Date:
          -------------------------------------           ----------------------
               FOR AND ON BEHALF OF
               BROCKER INVESTMENTS (NZ) LIMITED

Enclosed:      Job Description
               House Rules